Securities Act File No. 333-202447
Investment Company Act File No. 811-03207

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      ☒

PRE-EFFECTIVE AMENDMENT NO.             ☐

POST-EFFECTIVE AMENDMENT NO. 1       ☒

GENERAL MONEY MARKET FUND, INC.
(Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:
David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibit (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the merger of Touchstone Money Market Fund, a series of Touchstone Investment Trust, with and into the Registrant as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on March 2, 2015 and the definitive versions thereof filed with the SEC on April 7, 2015 pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

PART C.  OTHER INFORMATION

Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 55 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on June 4, 2015 ("Post-Effective Amendment No. 55") (File No. 2-72836).

Item 16	Exhibits.

(1)(a)
Articles of Incorporation, Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibits (1)(a), (1)(b), and (1)(c), respectively, to Post-Effective Amendment No. 19 to the Registration Statement, filed on March 29, 1995.

(1)(b)
Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibits (a)(2) and (a)(3), respectively, to Post-Effective Amendment No. 33 to the Registration Statement, filed on March 29, 2000 ("Post-Effective Amendment No. 33").

(1)(c)	Articles Supplementary are incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 41 to the Registration Statement, filed on March 27, 2009.

(1)(d)	Articles Supplementary are incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 55.

(2)	Amended and Restated By-Laws are incorporated by reference to Exhibit 77Q1 to Registrant's Form N-SAR, filed on July 27, 2011.

(3)	Not Applicable.

(4)
Form of Agreement and Plan of Reorganization is incorporated by reference to the Registrant's Registration Statement on Form N-14, filed on March 2, 2015 (the "N-14 Registration Statement") (File No. 333-202447).

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)	Management Agreement is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 37 to the Registration Statement, filed on March 28, 2005.

(7)(a)
Amended and Restated Distribution Agreement is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 44 to the Registration Statement, filed on March 30, 2011 ("Post-Effective Amendment No. 44").

(7)(b)	Forms of Service Agreements, Shareholder Services Plan Agreements and Distribution Plan Agreements are incorporated by reference to Exhibit (e) to Post-Effective Amendment No. 33.

(7)(c)	Forms of Supplement to Service Agreements are incorporated by reference to Exhibit (e)(3) to Post-Effective Amendment No. 39 to the Registration Statement, filed on March 30, 2007.

(8)	Not Applicable.

(9)(a)	Custody Agreement is incorporated by reference to Exhibit (g)(1) of Post-Effective Amendment No. 44.

(9)(b)	Amendment to the Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 50 to the Registration Statement, filed on March 28, 2014.

(9)(c)
Form of Subcustodial Undertaking in Connection with Master Repurchase Agreement is incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 43 to the Registration Statement, filed on March 29, 2010.

(10)(a)	Shareholder Services Plan with respect to Class A is incorporated by reference to Exhibit 9(a) to Post-Effective Amendment No. 18 to the Registration Statement, filed on January 30, 1995.

(10)(b)	Rule 12b-1 Service Plan, as amended (Class A), is incorporated by reference to Exhibit (m)(1) to Post-Effective Amendment No. 32 to the Registration Statement, filed on March 29, 2000.

(10)(c)	Rule 18f-3 Plan, as amended, is incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 55.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)(a)	Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant is incorporated by reference to Exhibit (14)(a) of the N-14 Registration Statement.

(14)(b)	Consent of Ernst & Young LLP, the independent registered public accounting firm of Touchstone Investment Trust is incorporated by reference to Exhibit (14)(b) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Signature section of the N-14 Registration Statement.

(17)(a)	The Prospectus of the Registrant is incorporated herein by reference to Post-Effective Amendment No. 55.

(17)(b)
The Statement of Additional Information of the Registrant is incorporated herein by reference to the definitive version of the Registrant's Statement of Additional Information, filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on July 1, 2015.

________________________
*           Filed herewith.

Item 17.	Undertakings.

(1)
The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of July, 2015.

GENERAL MONEY MARKET FUND, INC.

By:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	July 10, 2015
Bradley J. Skapyak

	/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	July 10, 2015
James Windels

	/s/ Joseph S. DiMartino*	Chairman of the Board	July 10, 2015
Joseph S. DiMartino

	/s/ Francine J. Bovich*	Board Member	July 10, 2015
Francine J. Bovich

	/s/ Peggy C. Davis*	Board Member	July 10, 2015
Peggy C. Davis

	/s/ Diane Dunst*	Board Member	July 10, 2015
Diane Dunst

	/s/ Nathan Leventhal*	Board Member	July 10, 2015
Nathan Leventhal

	/s/ Robin A. Melvin*	Board Member	July 10, 2015
Robin A. Melvin

*BY:	/s/ Jeff Prusnofsky
Jeff Prusnofsky Attorney-in-Fact

Exhibit Index

(12)	Opinion and Consent of counsel regarding tax matters.